Exhibit 5.1
April 3, 2013

Board of Directors
McCormick & Company, Incorporated
18 Loveton Circle
Sparks, Maryland 21152

Ladies and Gentlemen:
I am acting as counsel to McCormick & Company, Incorporated, a Maryland corporation (the “Company”), in connection with its registration statement on Form S‑8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed offering of up to 6,000,000 shares of Common Stock, no par value per share, and 2,000,000 shares of Common Stock Non-Voting, no par value per share, of the Company (the “Shares”), all of which Shares are issuable pursuant to the 2013 Omnibus Incentive Plan (the “2013 Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Corporations and Associations Article of the Annotated Code of Maryland, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the 2013 Plan, and (iii) receipt by the Company of the consideration for the Shares as may be specified in applicable resolutions of the Board of Directors and in the 2013 Plan, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.
Very truly yours,

/s/ W. Geoffrey Carpenter
W. Geoffrey Carpenter